EXHIBIT 10.2




November 12, 1996



Mr. Andrew Campbell
13 Dan St. Graceville
Qld. Australia  4075

Dear Andrew:

On behalf of Saville Systems Canada, Ltd., I am pleased to offer you the position of Senior Vice President, Research and Development.

This position will be based in Edmonton and is offered with the understanding that you will commence employment on or before January 2, 1997. Your base salary will be $145,000 (US), with a year end bonus based on a combination of company performance and personal performance up to 30% of your base salary. The benefits plan will be the traditional Saville Systems benefits as outlined in the attached summary. In addition, you will have three weeks vacation. As a signing bonus, you will receive 50,000 stock options. The exercise price of the options will be the closing market price on the date you commence employment.

With this offer, the following conditions apply:

1. Acceptance of this offer within 5 days be returning a signed copy of this letter.
2.    You agree to sign the attached Invention and Non-Disclosure Agreement.

Andrew, I look forward to hearing from you soon and welcoming you aboard Team Saville.

Sincerely,

/s/Lorraine M. Kruper for:                              /s/Andrew Campbell
                                                        Signature of Acceptance

John J. Boyle III                                       December 26, 1996
President and Chief Executive Officer                   Date